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Quotient Announces CEO Transition Plan, Significant Governance Enhancements and Formation of Strategic Board Committee

Current Chief Technology Officer Matthew Krepsik to Become CEO; Steven Boal to Retire as CEO by Year-End 2022

Board Names Robert McDonald Chair, Separating Roles of CEO and Chair

Appoints New Director with Decades of Leadership Experience in CPG, Marketing, Sales and Operations

Forms Strategic Board Committee to Review Opportunities for Growth and Enhance Shareholder Value

SALT LAKE CITY—March 24, 2022—Quotient Technology Inc. (NYSE: QUOT) (“Quotient” or the “Company”), the leading digital media and promotions technology company, today announced that its Board of Directors has implemented a series of actions consistent with its commitment to shareholder value creation.

CEO Transition Plan

Matthew Krepsik, currently Chief Technology Officer, will assume office as Quotient’s next Chief Executive Officer by year-end 2022. Mr. Krepsik will succeed Steven Boal, who has served as CEO since August of 2019, when he returned to execute a turn-around of the business, and will be stepping down at the time of the transition.

Mr. Krepsik joined Quotient in April 2021 and serves as its Chief Technology Officer, building a team of leading technologists and extending the Quotient product portfolio into new markets and partnerships. Mr. Krepsik is a veteran of the advertising technology industry, having served in leadership positions at Nielsen Holdings plc before joining Quotient.

Mr. Boal said, “The Company has strengthened its core operations and is successfully executing on its turn-around strategy, and both the Board and I believe that now is the right time to initiate this transition of leadership responsibilities. Since Matt joined last year, he has proven himself to be an invaluable member of the leadership team. He has been instrumental in recruiting new leaders with significant ad-tech experience, including Daniel Pumphrey, the Company’s new Chief Information Officer, and a new Senior Vice President of Engineering, and is continuing to build a strong team. Quotient will leverage his strengths to capitalize on growth opportunities and continue to differentiate the Company as a leader in digital media. The CEO transition announced today follows a nearly year-long planning by the Board, and we expect the transition to be seamless as we continue to perform and deliver on our long-term growth plans.”

Robert McDonald said, “Although his retirement from the CEO role will occur later in 2022, I would like to take this opportunity to thank Steven for his years of leadership at Quotient during his exceptional career. Steven founded Coupons.com in 1998 and brought the company public in 2014, before eventually rebranding the Company as Quotient in 2015. Under his leadership, Quotient has built an infrastructure that is scalable, automatic and sustainable, and able to reach shoppers effectively and efficiently. Through his close relationships with key customers and partners and operational focus, Steven and the leadership team have re-positioned the business for sustainable growth and value creation.”

Mr. Krepsik commented, “I am honored that I will become the next CEO of Quotient when Steven steps down. I am looking forward to building on the strong foundation we have in place to enhance our customer and partner experiences. Together with our talented team, we will continue to execute our strategy, developing new compelling capabilities and building valuable partnerships to lead the industry forward. I am excited to work with the Board and the entire Quotient team as we capture the significant growth opportunities ahead.”

Separation of Chair and CEO Roles

Effective immediately, the Board has elected to separate the roles of Chair of the Board and CEO. The Board has elected Robert McDonald as non-executive Chair of the Board, effective March 23, 2022. Mr. McDonald was Chairman and Chief Executive Officer of Procter & Gamble Company from January 2010 until June 2013 and served as the U.S. Secretary of Veterans Affairs from July 2014 until January 2017. Mr. McDonald joined the Quotient Board as an independent director in November 2018. Andrew Gessow, currently Quotient’s Lead Independent Director, will remain a director of the Board.

Mr. McDonald, Quotient’s Chair of the Board, said, “I’m pleased to serve as Chair of the Board, working closely with our active and engaged directors to guide management as they execute on our strategy and business objectives. As a Board, we are dedicated to ensuring we provide independent oversight on behalf of shareholders and that we are executing on the optimal strategy with the right team.”

Eric Higgs Appointed to the Board

Quotient has appointed Eric Higgs as a Class I director to the Company’s Board of Directors, effective immediately. In connection with the appointment of Mr. Higgs, Christy Wyatt is stepping down from the Board, effective immediately. As previously announced by the Company on December 20, 2021, Ms. Wyatt has been planning to step down from the Board to focus on her role as CEO and a director of Absolute Software Corporation and as a director of Silicon Valley Labs, Inc., both public companies.

“We are excited to welcome Eric to the Quotient Board of Directors,” said Mr. McDonald, Chair of Quotient. “He brings decades of leadership experience in the consumer goods and retail industry and has a successful track record of building and growing brands through traditional and digital outlets, driving improved sales and profitability. We believe his extensive sales and marketing knowledge will be extremely valuable as we continue to enhance our product portfolio and business operations to deliver greater value to our partners.”

Mr. McDonald continued, “On behalf of the Quotient team, I want to thank Christy Wyatt for her dedicated service and contributions as a Board member. We wish her all the best in her future endeavors.”

Upon Mr. Higgs’s appointment, the Board will consist of Mr. Higgs, Mr. Boal, Jody Gessow, Lorraine Hariton, Alison Hawkins, Steve Horowitz, Robert McDonald and David Oppenheimer. Mr. Boal will not stand for re-election when his term ends at the 2022 annual meeting. Mr. Krepsik will be nominated for election at the 2022 annual meeting in connection with his pending appointment as CEO.

Formation of Strategic Board Committee

The Board has formed a new Strategic Board Committee to review all aspects of the Company’s business, including its strategy, financial plan and opportunities for growth and shareholder value creation. The Committee will engage a financial advisor to assist with its mandate. The Committee will make its recommendations to the full Board following its review.

Interactions with Engaged Capital; Offer for Board Appointment

Quotient regularly engages with its shareholders and members of its Board and management have been actively interacting with Engaged Capital, LLC and its affiliates for more than a year.

Quotient has received formal notice from Engaged Capital that it intends to nominate two individuals, Christopher Hetrick, Director of Research at Engaged Capital, and Matthew O’Grady, a former executive of Nielsen, for election to the Quotient Board of Directors at the Company’s next annual meeting.

Mr. O’Grady is known to Quotient executives given his previous positions in the industry. Following a review of Mr. O’Grady’s experience and background, the Quotient Board determined that Mr. O’Grady’s experience is relevant and that he may be able to contribute to the Board. Accordingly, the Board is extending an offer for Mr. O’Grady to join the Board and the Strategic Board Committee, subject to Engaged Capital withdrawing its nomination notice.

Mr. McDonald continued, “Quotient has had multiple discussions with Engaged Capital in an effort to avoid the expense and unnecessary distraction of a contested director election. We have shown our genuine willingness to find common ground, including implementing many of the changes we are announcing today and appointing Mr. O’Grady to the Board.”

The date of Quotient’s 2022 Annual Meeting has not yet been announced, and the Board has not yet nominated or recommended its slate of candidates for election. Shareholders are not required to take any action regarding the Annual Meeting at this time.

About Matthew Krepsik

Mr. Krepsik, 40, has served as Chief Technology Officer for Quotient since June 2021, leading the company’s strategy and insights team, engineering, product management, business development and media strategy business and enabling advertisers and retailers to deliver high performing, data-driven marketing strategies fueled by powerful insights into consumer purchase behavior. Mr. Krepsik has also recently taken over the IT function for Quotient. Prior to his promotion to Chief Technology Officer, Mr. Krepsik served as Quotient’s Chief Analytics Officer from April 2021 through June 2021. Prior to joining Quotient, Mr. Krepsik served for more than 15 years in various managerial roles at Nielsen, where he led attribution, media planning and activation products, most recently as Senior Vice President and General

Manager of Outcomes Products from 2019 to 2021, in which he led Nielsen’s development and deployment of attribution, media planning and activation products. Mr. Krepsik’s other positions at Nielsen included Global Head of Analytics Products (2016-2019), Executive Director of Analytics Asia-Pacific, Middle East and Africa (2012-2016), and Vice President, Analytics North America (2006-2012). He also had an integral role in Nielsen’s strategic review process, which culminated in the sale of its NielsenIQ business to Advent International for $2.7 billion. Mr. Krepsik’s academic career includes coursework at the London School of Economics and Economics Bachelors and Master’s degrees from Marshall and Miami University, respectively.

About Robert McDonald

Robert McDonald, 68, has served on our Board since November 2018. Mr. McDonald currently serves on boards of various companies and organizations, private and public, non-profit and for-profit. Mr. McDonald served as the U.S. Secretary of Veterans Affairs from July 2014 until January 2017. Mr. McDonald was Chairman, and Chief Executive Officer of Procter & Gamble Company from January 2010 until June 2013. Mr. McDonald joined Procter & Gamble in 1980 and served in various positions for that company. He was named Procter & Gamble’s Vice Chairman, Global Operations in 2004; Chief Operating Officer in 2007; President and Chief Executive Officer in 2009; and Chairman of the Board in 2010. Mr. McDonald currently serves on the board of directors of Audia Group since 2017, a private international plastics producer company, and West Point Association of Graduates as Chairman since January 2022, a private non-profit organization. From 2005 to July 2014 Mr. McDonald served on the board of directors of Xerox Corporation, a provider of document management solutions, and from January 2014 to July 2014, Mr. McDonald served on the board of directors of United States Steel Corporation, an integrated steel producer, both public companies. From 2017 to 2021, Mr. McDonald served on the board of directors of Partnership for Public Service, from 2018 to 2021, served on the board of directors of Institute for Veterans and Military Families, and from 2017 to 2022, served on the board of directors as Chairman of RallyPoint Networks. Mr. McDonald graduated from the United States Military Academy at West Point in 1975. He earned his M.B.A. from the University of Utah in 1978.

About Eric Higgs

Eric D. Higgs, 51, has more than two decades of leadership experience overseeing marketing strategy development and product execution in the consumer goods and retail industry. Since June 2020, Mr. Higgs has served as the Chief Executive Officer of the Boys & Girls Clubs of Middle Tennessee, where he leads the organization’s strategic direction, oversight of organizational operations, financials, programming, brand reputation and talent recruitment. Prior to his role at the Boys & Girls Clubs of Middle Tennessee, Mr. Higgs served in a number of roles with increasing responsibility at Bridgestone Americas from May 2016 to March 2020. He served as Senior Vice President, Marketing Operations (April 2020 to May 2020), where he was responsible for helping shape the future of Bridgestone Americas’ tire and solutions business and creating synergies between the marketing and sales organizations. Prior to this, he served as President of Bridgestone Americas’ Commercial Truck and Retread business (September 2018 to March 2020). Prior to joining Bridgestone, he spent approximately four years at Kimberly Clark from 2012 to 2016 and drove sales growth among two of its key businesses. Mr. Higgs also spent over 18 years at Procter & Gamble from 1994 to 2012 leading marketing efforts and product launches for a number of business lines. Mr. Higgs holds a B.S. in Chemical Engineering from the University of Illinois and an M.B.A. from the Fuqua School of Business at Duke University.

About Daniel Pumphrey

Daniel C. Pumphrey, 47, is a proven leader who is adept at coaching and developing high performing technology and operations teams. Mr. Pumphrey has held multiple positions at Nielsen over the last 14 years, mostly recently serving as Senior Vice President – Global Operations since January 2019, where he was accountable to re-engineer processes and restructure teams to make the group more efficient, scalable and timely in its deliveries. He was also responsible for adding roughly $7 million to the business’s revenue from international operations and facilitated expansion to France by leading the acquisition of TVTY, a French measurement company, and enhancing delivery speed by 11% and increased team efficiency by 20% by restructuring the global operations team. Mr. Pumphrey held numerous other positions at Nielsen, including Vice President of Product, Technology & Operations – Analytics Practices (2017-2019), Vice President of Technology – North American Technologies (2014-2016), Director of Technology – Answers on Demand (2012-2013) and Program Manager / Senior Program Manager (2008-2011). Prior to Nielsen, Mr. Pumphrey held various roles at CS Stars, LLC, including Manager of Client Services (2006-2008), Senior Account Manager (2005-2006) and Account Manager (2003-2005). Mr. Pumphrey holds a B.S. in Decision Sciences & Marketing from Miami University.

About Quotient

Quotient (NYSE: QUOT) is the leading digital media and promotions technology company for advertisers, retailers and consumers. Our omnichannel platform is powered by exclusive consumer spending data, location intelligence and purchase intent data to reach millions of shoppers daily and deliver measurable, incremental sales.

Quotient partners with leading advertisers and retailers, including Clorox, Procter & Gamble, General Mills, Unilever, CVS, Dollar General and Peapod Digital Labs, a company of Ahold Delhaize USA. Quotient is headquartered in Salt Lake City, UT and has offices in California, Cincinnati, New York, Bangalore, Paris, London and Tel Aviv. For more information visit www.quotient.com.

Quotient and the Quotient logo are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.

Additional Information and Where to Find It

The Company intends to file a proxy statement on Schedule 14A, an accompanying WHITE proxy card and other relevant documents with the Securities and Exchange Commission (“SEC”) in connection with its solicitation of proxies from the Company’s stockholders for the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”). STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” section of the Company’s Investor Relations website at https://investors.quotient.com or by contacting the Company’s Investor Relations Department at ir@quotient.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants to the Solicitation

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with matters to be considered at the Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Company’s Proxy Statement on Schedule 14A for its 2021 annual meeting of stockholders, filed with the SEC on April 22, 2021, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 1, 2022 and in the Company’s Current Reports on Form 8-K filed with the SEC from time to time. Changes to the direct or indirect interests of the Company’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4. These documents are available free of charge as described above. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in the Company will be set forth in the Proxy Statement for the Annual Meeting and other relevant documents to be filed with the SEC, if and when they become available.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ significantly from expectations due to various risks and uncertainties including, but not limited to, the factors described in the Risk Factors section of Quotient’s most recently filed Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 1, 2022 and as from time to time updated in Quotient’s Quarterly Reports on Form 10-Q. These documents are available in the “SEC Filings” section of Quotient’s Investor Relations website at https://investors.quotient.com. You are cautioned not to place undue reliance on Quotient’s forward-looking statements, which speak only as of the date of this communication. Except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events, new information or circumstances occurring after the date of this communication.

Contacts

Investor Relations & Media:

Eric Brielmann / Adam Pollack / Charlotte Burch

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

QUOT Employee Letter

TO:	Quotient Employees

FROM:	Steven Boal

RE:	Exciting Changes Ahead for Quotient

I’m excited to share some news about our company. After returning as CEO in August 2019, it’s time to begin the transition to a new leadership. By the end of the year, I will step down and Matt Krepsik, whom you all know, will become our next CEO.

I have the utmost confidence that Matt is the right leader to drive Quotient forward and guide us through the next stage of our journey. He is an accomplished executive with more than 15 years of data analysis and ad-tech experience, and he has been instrumental in strengthening our strategy and product offerings since joining Quotient last year. For example, as Chief Technology Officer he has led the initiative to grow our promotions network by introducing new innovative partners like Amazon, Figg, and Redbox. He cares deeply about our brand and our team, and I know the company will be in good hands.

We also announced that Dan Pumphrey has been named as the new Chief Information Officer. Dan joins us from Nielsen where he held multiple leadership and transformational roles. After five years with the company, Lenin Gali will be moving on from Quotient. I would like to thank Lenin for his contributions and wish him the best in his future endeavors.

In addition, we also announced a number of enhancements to our corporate governance structure and policies. The press releases we issued can be found here, but to summarize, Quotient announced:

•	the separation of the Chair of the Board and CEO roles and the appointment of Bob McDonald to Chair of the Board;

•	the appointment of a new member to our Board, Eric Higgs, replacing Christy Wyatt, who is stepping down as previously announced; and

•

the formation of a new Strategic Board Committee to review all aspects of the Company’s business. The committee will be focused on how we can maximize value for shareholders and get recognition for Quotient’s business and many opportunities.

Finally, we outlined the interactions we’ve had with one of our shareholders, Engaged Capital, whom you may recall has previously publicly voiced their perspective regarding Quotient. Recently, Engaged Capital notified us that they have nominated two candidates to stand for election to our Board. We have attempted to constructively engage with Engaged Capital to hear their views, including attempting to reach a mutually agreeable resolution. To that end, we will continue to do what we believe is in the best interest of the Company. Since implementing our turn-around strategy, we have made great progress enhancing our product portfolio, strengthening our business operations and expanding our network of partners. This has enabled us to drive greater value for our customers, partners and employees and positioned us to drive greater value for our shareholders. We know there is still more work to do, but we are confident that together we can continue to position Quotient to lead the industry forward and deliver on our long-term growth plans.

Importantly, today’s announcement doesn’t change our daily operations, strategy or the way we work together. We remain focused on providing our customers with the exceptional service they’ve always experienced from Quotient. We are committed to helping brands and retailers connect with their shoppers and provide them with value wherever and however they choose to shop. As a reminder, if you receive any questions from the media, investors or other third parties regarding this matter, please forward them to ir@quotient.com.

We have done amazing things and you all have my gratitude for the hard work and dedication you bring to Quotient every day. I am proud of what we have accomplished together and look forward to continuing to work with Matt, the Board, and the management team to innovate our offerings, grow our partnerships and build on our strong foundation.

I know the best is yet to come!

Steven

Additional Information and Where to Find It

The Company intends to file a proxy statement on Schedule 14A, an accompanying WHITE proxy card and other relevant documents with the Securities and Exchange Commission (“SEC”) in connection with its solicitation of proxies from the Company’s stockholders for the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”). STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge in the “SEC Filings” section of the Company’s Investor Relations website at https://investors.quotient.com or by contacting the Company’s Investor Relations Department at ir@quotient.com, as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants to the Solicitation

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with matters to be considered at the Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, of the Company’s directors and executive officers in the Company is included in the Company’s Proxy Statement on Schedule 14A for its 2021 annual meeting of stockholders, filed with the SEC on April 22, 2021, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 1, 2022 and in the Company’s Current Reports on Form 8-K filed with the SEC from time to time. Changes to the direct or indirect interests of the Company’s directors and executive officers are set forth in SEC filings on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4. These documents are available free of charge as described above. Updated information regarding the identities of potential participants and their direct or indirect interests, by security holdings or otherwise, in the Company will be set forth in the Proxy Statement for the Annual Meeting and other relevant documents to be filed with the SEC, if and when they become available.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ significantly from expectations due to various risks and uncertainties including, but not limited to, the factors described in the Risk Factors section of Quotient’s most recently filed Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 1, 2022 and as from time to time updated in Quotient’s Quarterly Reports on Form 10-Q. These documents are available in the “SEC Filings” section of Quotient’s Investor Relations website at https://investors.quotient.com. You are cautioned not to place undue reliance on Quotient’s forward-looking statements, which speak only as of the date of this communication. Except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events, new information or circumstances occurring after the date of this communication.